    As filed with the Securities and Exchange Commission on April 23, 1999

                                                      Registration No. 333-_____
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                _______________

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                _______________

                                MATRITECH, INC.
            (Exact Name of Registrant as Specified in Its Charter)


             DELAWARE                                       04-2985132
     (State or other Jurisdiction                        (I.R.S. Employer
   of Incorporation or Organization)                  Identification Number)

                               330 NEVADA STREET
                               NEWTON, MA 02460
                                (617) 928-0820
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               STEPHEN D. CHUBB
                     President and Chief Executive Officer
                                MATRITECH, INC.
                               330 Nevada Street
                               Newton, MA 02460
                                (617) 928-0820
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copy to:
                              Rufus C. King, Esq.
                        TESTA, HURWITZ & THIBEAULT, LLP
                                125 High Street
                         Boston, Massachusetts  02110
                                (617) 248-7000
                                _______________

     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              ___________________
                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================

   Title of Shares        Amount to be             Proposed Maximum                 Proposed Maximum            Amount of
 to be Registered          Registered         Offering Price Per Share (1)    Aggregate Offering Price (1)   Registration Fee (2)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01
par value per share         __3,094,965__              $1.234375                       $3,820,347.00              $1,062.00
====================================================================================================================================

   (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

   (2) Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee has been calculated based upon the average of the high and low prices per share of the Common Stock of Matritech, Inc. on the Nasdaq National Market on April 16, 1999.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  Subject to Completion: Dated April 23, 1999
                                MATRITECH, INC.
                        3,094,965 SHARES (THE "SHARES")
                                OF COMMON STOCK
                           $.01 PAR VALUE PER SHARE
                                ---------------

     This prospectus covers the resale of up to 3,094,965 Shares of our common stock by the Selling Securityholders listed inside. The Selling Securityholders may offer the Shares from time to time on the Nasdaq National Market in ordinary brokerage transactions or in other types of transactions described inside under the heading "Plan of Distribution." The Selling Securityholders and some people who purchase Shares from them, including broker-dealers acting as principals who may resell the Shares, may be "underwriters," as that term is defined in the Securities Act of 1933.

     The Selling Securityholders bought the Shares from us in a private placement which was completed on April 6, 1999. We will not receive any of the proceeds from the sale of the Shares by the Selling Securityholders. We are paying the expenses of registering the Shares for offer and sale by the Selling Securityholders (other than selling commissions and the fees and expenses of their counsel or other advisors). We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934.

     Our common stock is quoted on the Nasdaq National Market under the symbol "NMPS." On April 16, 1999, the last reported sale price for the common stock as reported by the Nasdaq National Market was $1.234375 per share. Our executive offices are located at 330 Nevada Street, Newton, Massachusetts 02460, and our telephone number is (617) 928-0820.

SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR INFORMATION THAT SHOULD BE CONSIDERED
                           BY PROSPECTIVE INVESTORS.
                                ---------------

     The Shares have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor have those organizations determined that this prospectus is accurate and complete. Any representation to the contrary is a criminal offense.

     You should rely only on the information contained in this prospectus or information specifically incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different.

     Neither the delivery of this prospectus, nor any sale of the Shares, shall create any implication that the information in this prospectus is correct after the date hereof.

     This prospectus is not an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation is illegal.

     The information contained in this prospectus is subject to completion or amendment. A registration statement relating to the Shares has been filed with the Securities and Exchange Commission. The Shares may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

                                ---------------
               THE DATE OF THIS PROSPECTUS IS            , 1999.
                                              -----------

                                 RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and other information in this prospectus before purchasing our common stock. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

     The following risk factors should be read in conjunction with the detailed information in this prospectus (and in the documents incorporated by reference into this prospectus). The following factors, among others, could cause actual results to differ materially from those contained in forward looking statements contained or incorporated by reference in this prospectus and presented by management from time to time. Such factors, among others, may have a material adverse effect upon our business, results of operations and financial condition.

   WE NEED TO OBTAIN ADDITIONAL CAPITAL

     We will need additional funding to continue to market our NMP22(R) Bladder Cancer Test Kit, to conduct research and development, to conduct clinical trials and to manufacture and market our products as we currently contemplate. We are currently seeking to raise additional capital and will consider various financing alternatives, including equity or debt financings and corporate partnering arrangements. However, we may not raise needed capital on terms acceptable to us, if at all. If we do not receive additional financing, we may be required to curtail further our expenses or take other steps that could adversely affect our future performance. We believe that the combination of the proceeds from the private placement completed in April, 1999 and our existing capital will be sufficient to fund our operations at least through the end of 1999.

   OUR STOCK PRICE MAY BE VOLATILE

     The market price of our common stock has been, and may continue to be, highly volatile. The stock market has from time to time experienced extreme price and volume fluctuations, particularly in the biotechnology sector, which have often been unrelated to the operating performance of particular companies. In addition, factors such as announcements of technological innovations or new products by us or our competitors or third parties, as well as market conditions in our industry, may significantly impact the market price of our common stock.

   OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET

     Our common stock is currently listed on the Nasdaq National Market ("NNM"). For continued listing of our common stock on the NNM, we must, among other things, maintain at least $4 million in net tangible assets and a minimum bid price for our common stock of $1.00. If our net tangible assets fall below $4 million, or if our common stock trades at a price of less than $1.00 for 30 consecutive business days or more, our securities may be delisted from NNM, and trading, if any, of our securities would then be conducted in a non-Nasdaq over-the-counter market. If our securities are delisted, you could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities. In addition, if our securities are delisted, they may be subject to a rule that imposes additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. Consequently, delisting, if it occurred, may affect the ability of broker-dealers to sell our securities and your ability to sell your securities.

   WE HAVE A HISTORY OF OPERATING LOSSES AND WE ANTICIPATE FUTURE LOSSES

     We have incurred operating losses since we began operations in 1987. Such losses have resulted principally from costs incurred in research and development and from selling, general and administrative costs associated with our development. These costs have exceeded our revenues, which to date have been generated primarily from initial sales of our NMP22 Bladder Cancer Test Kit, our development agreements, government grants and interest income. We expect to incur continuing operating losses in the near term. Our ability to be profitable depends in part on our ability to market our existing products, obtain required regulatory approvals and develop new products. We may not be able to market successfully our existing products, obtain required regulatory approvals or develop, commercialize, produce and market our future products or achieve or maintain profitability.

   OUR NEAR-TERM SUCCESS DEPENDS ON NMP22

     We expect to generate substantially all of our near-term product sales from the sale of our NMP22 Bladder Cancer Test Kits, which was approved for sale in the United States by the FDA in 1996 and approved for sale in Japan in 1998. We would experience a material adverse effect on our business, financial condition and results of operations if the NMP22 Bladder Cancer Test Kit does not achieve wide market acceptance. The remainder of our products still require FDA approval or are in development. We may not obtain such regulatory approvals, and we may not complete product development.

   WE DEPEND ON DISTRIBUTORS

     We have limited internal marketing and sales resources and personnel. We derive a significant portion of our sales revenue from distribution agreements with two distributors. Konica Corporation has an exclusive right to sell our NMP22 Bladder Cancer Test Kit in Japan. Fisher Diagnostics has a co-exclusive right with us to sell our NMP22 Bladder Cancer Test Kit to hospitals and commercial laboratories in the United States. Because we do not deal directly with customers when selling through distributors, we depend on the ability of Konica and Fisher to market actively, to forecast demand accurately and to maintain appropriate levels of inventory. We have minimal control over our distributors, and these distributors are under no obligation to purchase a minimum quantity of our products. The failure or delay by a distributor in selling our products, or any material breach of their agreements with us, could materially adversely affect our business, financial condition and results of operations. We may be unable to enter into additional distribution relationships on favorable terms, if at all.

   OUR OPERATING RESULTS MAY FLUCTUATE

     Our future operating results may vary significantly from quarter to quarter or from year to year for several reasons, including:

     .    the timing and size of orders from customers and distributors;

     .    regulatory approvals and the introduction of new products by us; and

     .    market acceptance of our products.

     Our current planned expense levels are based in part upon expectations about future revenue. Consequently, profits may vary significantly from quarter to quarter or year to year based on the timing of revenue. Revenue or profits in any period will not necessarily indicate results in subsequent periods.

   WE FACE INTENSE COMPETITION AND OUR TECHNOLOGY MAY BECOME OBSOLETE

     Although we are not aware of any other company using NMP technology to develop diagnostic or therapeutic products, competition in the development and marketing of cancer diagnostics and therapeutics, using a variety of technologies, is intense. Many pharmaceutical companies, biotechnology companies, public and private universities and research organizations actively engage in the research and development of clinical cancer diagnostic products. Many of these organizations have greater financial, manufacturing, marketing and human resources than we do.

     We expect that certain of our assays will compete with existing FDA-approved assays, including BTA, which has been approved for monitoring bladder cancer, CEA, which is used primarily for monitoring colorectal and breast cancers, PSA, which is used primarily for monitoring and screening prostate cancer, and TRUQUANT BR RIA, which is used for monitoring breast cancer. We are also aware of a number of companies exploring the application of oncogene technology to cancer diagnostics. Our diagnostic products will also compete with more invasive or expensive procedures such as surgery, bone scans, magnetic resonance imaging and other in vivo imaging techniques. In addition, other companies may introduce competing diagnostic products based on other technologies that may adversely affect our competitive position. As a result, our products may become obsolete or non-competitive.

   WE MAY FACE RISKS ASSOCIATED WITH DEVELOPMENT AND TESTING OF FUTURE PRODUCTS

     Other than the NMP22 Bladder Cancer Test Kit, all of our products are under development and are not expected to be commercially available in the United States for some time. The majority of our products under development will require significant additional research and development, laboratory testing, clinical testing and regulatory approval prior to commercialization. The development of our products involves the use of advanced technical methods that require both a high degree of skill and judgment in their application. We may encounter unexpected technical difficulties in the course of the development process that we may be able to overcome only if we expend additional funds and time, if at all. We may not successfully complete our product development efforts, and we may not obtain the required regulatory approvals. In addition, any future products, if and when introduced, may not be successfully commercialized, produced and marketed or achieve customer acceptance.

   GOVERNMENT REGULATION COULD ADVERSELY AFFECT OUR BUSINESS

     The FDA and, in some instances, foreign governments, extensively regulate the medical devices that we market and manufacture. The FDA regulates the clinical testing, manufacture, labeling, distribution and promotion of medical devices in the United States. If we fail to comply with the FDA's requirements, including Good Manufacturing Practices, we may face a number of consequences, including:

     .    fines;

     .    injunctions;

     .    civil penalties;

     .    recall or seizure of products;

     .    total or partial suspension of production;

     . failure of the government to grant premarket clearance or premarket approval for devices;

     .    withdrawal of marketing approvals; and

     .    criminal prosecution.

     The FDA also has the authority to request repair, replacement or refund of the cost of any device that we manufacture or distribute.

     Any products that we manufacture or distribute pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including:

     . device users are required to comply with recordkeeping requirements and to report adverse experiences with the use of the device;

     . device manufacturers are required to register their establishments and list their devices with the FDA and are subject to periodic inspections by the FDA and certain state agencies; and

     . devices are required to be manufactured in accordance with Good Manufacturing Practices regulations which impose certain procedural and documentation requirements on us with respect to manufacturing and quality assurance activities.

     Labeling and promotional activities are subject to scrutiny in the United States by the FDA and, in certain instances, by the Federal Trade Commission. For example, the NMP22 Bladder Cancer Test Kit has received FDA approval and may be promoted by us only as a prognostic indicator. The FDA actively enforces regulations prohibiting the promotion of devices for unapproved uses and the promotion of devices for which premarket clearance or approval has not been obtained. Consequently, we cannot currently promote the NMP22 Bladder Cancer Test Kit for cancer screening or for any other unapproved use. If we fail to comply with these requirements, we may face regulatory enforcement action by the FDA that would adversely affect our ability to conduct testing necessary to obtain market clearance for these products and, consequently, could have a material adverse effect on our business, financial condition and results of operations.

     We are also subject to a variety of state laws and regulations in those states or localities where our products are or will be marketed. Any applicable state or local regulations may hinder our ability to market our products in those states or localities. Manufacturers are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may be required to incur significant costs to comply with such laws and regulations now or in the future, and such laws or regulations may have a material adverse effect upon our ability to do business.

   WE DEPEND ON PROPRIETARY TECHNOLOGY

     We rely on a combination of patent, trade secret and trademark laws, nondisclosure and other contractual provisions and technical measures to protect the proprietary rights in our current and planned products. These protections may be inadequate, and our competitors may independently develop technologies that are substantially equivalent or superior to our technology. Patent law relating to the scope of claims in the biotechnology field is still evolving and, therefore, the degree of future protection for our proprietary rights is uncertain. In addition, the laws of certain countries in which our products are or may be licensed or sold do not protect our products and intellectual property rights to the same extent as the laws of the United States. We believe that the use of the patents for NMP technology licensed to us and the use of our trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. However, we may not prevail in any challenge of third-party intellectual property rights, and third parties may successfully assert infringement claims against us in the future. In addition, we may be unable to acquire licenses to any such proprietary rights of third parties on reasonable terms.

   HEALTHCARE REFORM MEASURES AND THIRD-PARTY REIMBURSEMENT POLICIES COULD LIMIT THE MARKET FOR OUR PRODUCTS

     Our ability to commercialize successfully our planned products will depend in part on the extent to which reimbursement for the cost of such products will be available from government health administration authorities, private health insurers and other third-party payors. In the case of private insurers, the reimbursement of any medical device, either approved for investigational use only or for research use, is at the sole discretion of the patient's individual carrier. Even if a procedure has been previously approved for reimbursement, the insurance carrier may decide not to continue to reimburse the procedure. Healthcare reform is an area of continuing national attention and a priority of many governmental officials. Certain reform proposals, if adopted, could impose limitations on the prices we will be able to charge in the United States for our products or the amount of reimbursement available for our products from governmental agencies or third-party payors. While we cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals may have on our business, the announcement or adoption of such proposals could have a material adverse effect on our business, financial condition or results of operations.

   WE HAVE LIMITED MARKETING AND SALES CAPABILITY

     We have limited internal marketing and sales resources and personnel. In order to market successfully our current and future products in the United States and other territories in which we do not, or do not intend to, use third-party distributors, we will need to develop a larger marketing and sales force with appropriate technical expertise and distribution capability. We may be unable to establish such marketing and sales capabilities, and we may be unsuccessful in gaining market acceptance for any of our products.

   WE HAVE LIMITED MANUFACTURING EXPERIENCE

     We have been manufacturing and assembling our test kits for limited commercial sales since 1995 but have not yet manufactured the large product volumes necessary for us to achieve profitability. We may encounter difficulties in scaling up production of new products, if necessary, including problems involving:

     .    production yields;

     .    quality control and assurance;

     .    component supply; and

     .    shortages of qualified personnel.

     These problems could have a material adverse effect on our business, financial condition and results of operations. We may not be able to achieve reliable, high-volume manufacturing at a commercially reasonable cost. In addition, numerous governmental authorities extensively regulate our manufacturing operations.

   WE RELY ON SOLE OR LIMITED SOURCES OF SUPPLY

     We currently rely on sole suppliers for certain key components for our test kits. If the components from such suppliers should become unavailable for any reason, we would seek alternative sources of supply. In order to maintain the FDA validation of our manufacturing process, we would have to show that these alternative sources of supply are equivalent to our current sources. Although we attempt to maintain an adequate level of inventory to provide for these and other contingencies, if our manufacturing processes are disrupted as a result of a shortage of key components or a revalidation of new components, we may be unable to meet our commitments to customers. Our failure to meet our commitments could have a material adverse effect on our business, financial condition and results of operations.

   WE DEPEND ON KEY PERSONNEL

     Our success depends, in large part, upon our ability to attract and retain highly qualified scientific and management personnel. We have no employment contracts with any of our key personnel. The loss of key personnel or the failure to recruit necessary additional personnel might impede the achievement of developmental objectives. We face competition for such personnel from other companies, research and academic institutions, government entities and other organizations. We may not be successful in hiring or retaining qualified scientific or management personnel on acceptable terms, given the competition among numerous pharmaceutical and biotechnology companies, government entities and research and academic institutions for such personnel.

   WE MAY FACE PRODUCT-RELATED LIABILITIES

     The testing, marketing and sale of human healthcare products entail an inherent exposure to product liability, and third parties may successfully assert product liability claims against us. Although we currently have insurance covering our products, we may not be able to maintain this insurance at acceptable costs in the future, if at all. In addition, our insurance may not be sufficient to cover large claims. Significant product liability claims could adversely affect our business.

   OUR ACTIVITIES INVOLVE THE USE OF HAZARDOUS MATERIALS

     Our research and development activities involve the controlled use of hazardous materials, including radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for damages that result, and any such liability could have an adverse effect on our business, financial condition and results of operations.

                                  THE COMPANY

     Matritech, Inc. ("Matritech" or the "Company") develops, manufactures and markets innovative cancer diagnostic products based on its proprietary nuclear matrix protein ("NMP") technology. The nuclear matrix, a three-dimensional protein framework within the nucleus of cells, plays a fundamental role in determining cell type by physically organizing the contents of the nucleus, including DNA. The Company has demonstrated that there are differences in the types and amounts of NMPs found in cancerous and normal tissue and believes the detection of such differences in NMPs provides important diagnostic information about cellular abnormalities, including cancer. Using its proprietary NMP technology and expertise, the Company has developed non-invasive or minimally invasive cancer diagnostic tests for bladder and colon cancer and is developing additional tests for cervical, breast and prostate cancer.

                                USE OF PROCEEDS

     The Company will receive no part of the proceeds from the sale of any of the Shares by any of the Selling Securityholders.

                            SELLING SECURITYHOLDERS

     The following table sets forth certain information as of April 12, 1999 with respect to the Shares held by each Selling Securityholder. The Shares may be offered from time to time by any of the Selling Securityholders, their transferees or their distributees. See "Plan of Distribution."

-----------------------------------------------------------------------------------------------------------------
                                             Number of                     Number of          Number of Shares
                                         Shares Beneficially Owned          Shares          Beneficially Owned
                                             Prior to Offering              Offered           After Offering/(2/)
                                       ---------------------------    --------------   ---------------------------
Name/(1/)                             Number         Percent/(3)/                       Number      Percent/(3)/
----                                  ------         -------                            ------      -------
Grethe R. Bruckner                      40,000           *                    20,000     20,000         *

A.B. Siemer                            749,384         3.5%                  749,384          0         *

Zero Stage Capital VI                2,325,581        10.7%                2,325,581          0         *

Limited Partnership

TOTAL                                3,114,965                             3,094,965
_________________________________________________________________________________________________________________

* Less than 1%

(1) The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them except as noted in the footnotes below based upon information provided to the Company by the Selling Securityholders.

(2) Assumes that the Selling Securityholders will sell all of the Shares registered hereunder. The Selling Securityholders may sell all or any part of their Shares registered pursuant to this Prospectus.

(3) The number of shares of Common Stock deemed outstanding includes 21,724,217 shares of Common Stock outstanding as of April 12, 1999. None of the Selling Securityholders owns any options, warrants or other convertible securities which are exercisable or convertible within 60 days of April 12, 1999.

          Stephen D. Chubb, Chairman and Chief Executive Officer of the Company, is a limited partner of Zero Stage Capital VI Limited Partnership. To the best of the Company's knowledge, none of the other Selling Securityholders had any material relationship with the Company or any of its affiliates within the three-year period ending on the date of this prospectus.

                             PLAN OF DISTRIBUTION

     The Shares offered hereby may be sold from time to time by or for the account of any of the Selling Securityholders or by their pledgees, donees, distributees or transferees or other successors in interest. The Company will not receive any of the proceeds from this offering. The distribution of the Shares by the Selling Securityholders is not subject to any underwriting agreement. The Shares may be sold hereunder directly to purchasers by the Selling Securityholders in negotiated transactions; by or through brokers or dealers in ordinary brokerage transactions or transactions in which the broker solicits purchasers; block trades in which the broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal; transactions in which a broker or dealer purchases as principal for resale for its own account; or through underwriters or agents. The Shares may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from the Selling Securityholders and/or the purchasers of the Shares. Each Selling Securityholder will be responsible for payment of any and all commissions to brokers. The Company has agreed to indemnify certain of the Selling Securityholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").and Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The Selling Securityholder may also loan or pledge the shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

     Pursuant to certain Subscription Agreements executed in connection with the Private Placement, the Company has agreed, at its expense, to file the registration statement to which this Prospectus is a part and to take certain other actions to permit the Selling Securityholders to sell the Shares under the Securities Act and applicable state securities laws.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdiction only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     If and when any Shares covered by this Prospectus qualify for sale pursuant to Rule 144 under the Securities Act, they may be sold under Rule 144 rather than pursuant to this Prospectus.

     Any Selling Securityholder and any broker-dealer, agent or underwriter that participates with the Selling Securityholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Selling Securityholders are not restricted as to the price or prices at which they may sell Shares. Sales of such Shares at less than the market price may depress the market price of the Company's securities. Moreover, the Selling Securityholders are not restricted as to the number of Shares which may be sold at any one time, and it is possible that a significant number of Shares could be sold at the same time which may also have a depressive effect on the market price of the Company's securities.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares offered hereby may not simultaneously engage in market making activities with respect to the Shares for a period of time prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of the Shares by the Selling Securityholder.

     There is no assurance that any Selling Securityholder will sell any or all of the Shares described herein and may transfer, devise or gift such securities by other means not described herein.

     Expenses of preparing and filing the registration statement and all post-effective amendments will be borne by the Company.

     The Company is permitted to suspend the use of this Prospectus in connection with sales of the Shares by holders during periods of time under certain circumstances relating to pending corporate developments and public filings with the Commission and similar events.

     The Common Stock is quoted on the Nasdaq National Market under the symbol "NMPS."

                                 LEGAL MATTERS

     Certain legal matters with respect to the Shares offered hereby will be passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

     The financial statements of Matritech, Inc., as of December 31, 1997 and 1998 and the three years in the period ending December 31, 1998, incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as expected in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60611-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is traded on the Nasdaq National Market, and such reports, proxy statements and other information may also be inspected at the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http:
//www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Shares offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 001-12128) are incorporated by reference herein, except as superseded or modified herein:

1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed pursuant to the Exchange Act, which contains audited financial statements for the fiscal year ended December 31, 1998.

2. The Company's Current Report on From 8-K dated April 7, 1999.

3. The description of the Company's Common Stock, $.01 par value per share, contained in the section entitled "Description of Registrant's Securities to be Registered" contained in the Company's Registration Statement on Form 8-A filed with the Commission on March 10, 1992, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Matritech, Inc., Attention:
ROBERT W. MORGAN, 330 NEVADA STREET, NEWTON, MASSACHUSETTS 02460, TELEPHONE
(617) 928-0820.

================================================================================
You should rely only on the information contained in this prospectus or information specifically incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof. This prospectus is not an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation is illegal.


                               3.094,965 SHARES

                                      OF

                                 COMMON STOCK

                                      OF

                                MATRITECH, INC.


     -----------------                              ----------
     TABLE OF CONTENTS                              PROSPECTUS
     -----------------                              ----------
                                                       Page
Risk Factors......................................        3
The Company.......................................        9
Use of Proceeds...................................        9
Selling Securityholders...........................        9
Plan of Distribution..............................       11
Legal Matters.....................................       12
Experts...........................................       12
Where You Can Find More Information...............       12
Documents Incorporated by Reference...............       13

                                                                        , 1999
                                                             -----------
================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses incurred by the Company in connection with the issuance and distribution of the securities being registered are estimated as follows:

                                                         Amount
                                                         ------
Securities and Exchange Commission registration fee..    $ 1,062.00
Nasdaq Additional Listing fee........................    $17,500.00
Legal fees and expenses..............................    $28,000.00
Accounting fees and expenses.........................    $ 2,500.00
Miscellaneous........................................    $ 3,000.00

                                                         __________

               Total                                     $52,062.00



     None of the above expenses will be paid by the Selling Securityholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pursuant to the provisions of Section 145 of the Delaware General Corporation Law ("DGCL") the Company has the power to indemnify certain persons, including its officers and directors, under stated circumstances and subject to certain limitations, for liabilities incurred in connection with services performed in good faith for the Company or for other organizations at the request of the Company.

    Article Seventh of the Company's Amended and Restated Certificate of Incorporation provides that no director of the Company shall be liable for monetary damages for breach of fiduciary duty, except to the extent that the DGCL prohibits the elimination of liability of directors for breach of fiduciary duty.

    Article Twelfth of the Company's Amended and Restated Certificate of Incorporation provides that a director or officer of the Company (a) shall be indemnified by the Company against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Company) brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Company against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Company brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses.

    Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Company against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

    Article Twelfth of the Company's Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive and provides that in the event that the DGCL is amended to expand or limit the indemnification permitted to directors or officers, the Company must indemnify those persons to the fullest extent permitted by such law, as so amended.

     In addition to the indemnification provided by Section 145 of the DGCL, the Company has entered into an Indemnity Agreement with each of its directors pursuant to which the Company agrees to indemnify that director for (1) all expenses, liabilities, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any legal action, suit or proceeding against the director by reason of the fact that he was an agent of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceedings had no reasonable cause to believe his conduct was unlawful, and (2) all expenses incurred in connection with the investigation, defense, settlement or appeal of any legal action or proceeding brought against the director by or in the right of the Company by reason of any action taken or not taken by him in his capacity as a director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The Company is not obligated under the terms of the Indemnity Agreements to indemnify its directors (a) for expenses or liabilities paid directly to the directors by directors' and officers' insurance, (b) on account of any claims against the directors for an accounting of profits made from the purchase or sale by directors of securities of the Company pursuant to Section 16(b) of the Exchange Act, as amended, (c) if indemnification would not be lawful.

ITEM 16.  EXHIBITS.


Exhibit No.         Description of Exhibit

   4.1 Specimen Common Stock Certificate (filed as Exhibit 4.2 to the Company's Registration Statement No. 33-46158 on Form S-1 and incorporated herein by reference).

   4.4 Form of Subscription Agreement between the Company and the several purchasers (filed as Exhibit 10.17 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).

   5.1              Opinion of Testa, Hurwitz & Thibeault, LLP.*

   23.1             Consent of Arthur Andersen LLP.*

   23.2             Consent of Testa, Hurwitz & Thibeault, LLP (contained in
                    Exhibit 5.1).*

   24.1             Power of Attorney (included on page II-5 of the Registration
                    Statement).*

______________________________

*  Filed herewith.

ITEM 17.  UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on April 9, 1999.

                              MATRITECH, INC.


                              By: /s/ Stephen D. Chubb
                                  ----------------------
                                  Stephen D. Chubb
                                  Director, Chairman and Chief Executive Officer


                       POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of Matritech, Inc., hereby severally constitute and appoint Stephen D. Chubb and David L. Corbet, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, and generally to do all things in our names and on our behalf in such capacities to enable Matritech, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                                     TITLE                                  Date
    -------------------------                    ------------------------                -------------------
/s/ Stephen D. Chubb                             Director, Chairman and Chief Executive       April 9, 1999
-----------------------------------              Officer (Principal Executive Officer)
STEPHEN D. CHUBB

/S/ DAVID L. CORBET                              Director, President and Chief Operating      April 9, 1999
--------------------------                       Officer
DAVID L. CORBET

/S/ ROBERT W. MORGAN                             Vice President, Chief Financial Officer,
--------------------------                       Treasurer and Secretary (Principal
ROBERT W. MORGAN                                 Financial and Accounting Officer)            April 9, 1999


/S/ J. ROBERT BUCHANAN                           Director                                     April 9, 1999
--------------------------
J. ROBERT BUCHANAN

/S/ DAVID RUBINFIEN                              Director                                     April 14, 1999
--------------------------
DAVID RUBINFIEN

/S/ RICHARD A. SANDBERG                          Director                                     April 9, 1999
--------------------------
RICHARD A. SANDBERG

/S/ T. STEPHEN THOMPSON                          Director                                     April 13, 1999
--------------------------
T. STEPHEN THOMPSON

/S/ C. WILLIAM ZADEL                             Director                                     April 9, 1999
--------------------------
C. WILLIAM ZADEL

                                 EXHIBIT LIST


Exhibit No.   Description of Exhibit

  4.1 Specimen Common Stock Certificate (filed as Exhibit 4.2 to the Company's Registration Statement No. 33-46158 on Form S-1 and incorporated herein by reference).

  4.4 Form of Subscription Agreement between the Company and the several purchasers (filed as Exhibit 10.17 to the Company's Annual Report Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).

  5.1         Opinion of Testa, Hurwitz & Thibeault, LLP.*

 23.1         Consent of Arthur Andersen LLP.*

 23.2         Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit
              5.1)*

 24.1         Power of Attorney (included on page II-5 of the Registration
              Statement)*

_______________________________
*  Filed herewith.